Exhibit 5.1

777 South Figueroa Street Forty-Fourth Floor Los Angeles, CA 90017-5844

January 6, 2014

Broadway Financial Corporation

5055 Wilshire Boulevard, Suite 500

Los Angeles, California 90036

Re:                          Registration Statement on Form S-1
SEC Registration No. 333-192451

Gentlemen

We have acted as counsel to Broadway Financial Corporation (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission (the “SEC”) of the registration statement under the Securities Act of 1933 referred to above (the “Registration Statement”) relating to the possible sale from time to time of up to 17,956,700 shares (the “Shares”) of the common stock, par value $.01 per share, of the Company, by the selling stockholders named therein.

We have examined the Registration Statement and originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials, and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth herein.  In our examination, we have assumed the genuineness of all signatures, the legal capacity and competence of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the accuracy of factual recitals and representations in the documents reviewed by us and that the corporate records of the Company are accurate and complete. We have further assumed the due execution and delivery of all documents, where due execution and delivery are requisite to the enforceability or effectiveness thereof.

Based upon the foregoing examination and assumptions, and in reliance thereon, we are of the opinion that the Shares have been validly issued and are fully paid and non-assessable.

January 6, 2014

Our opinion set forth herein is limited to the laws of the State of California and the United States of America and the Delaware General Corporation Law, and we express no opinion as to the effect of any other laws on the matters covered by such opinion.  This opinion is limited to the effect of the present state of the foregoing laws and the facts as they currently exist.  We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.  This letter does not address any matters other than those expressly addressed herein. We express no opinion regarding the Securities Act of 1933, as amended, or any other federal or state securities law or regulations.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus that forms a part of the Registration Statement.  In giving these consents, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely,

/s/ Arnold & Porter LLP